    THIS IS NEITHER AN OFFER TO EXCHANGE OR SELL NOR A SOLICITATION OF AN OFFER TO EXCHANGE OR BUY ANY OF THESE SECURITIES. THE OFFER IS MADE ONLY BY THE PROSPECTUS AND THE LETTER OF TRANSMITTAL AND THE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF THE SECURITIES IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION. IN ANY JURISDICTION WHERE THE SECURITIES OR BLUE SKY LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER IS BEING MADE ON BEHALF OF THE TRUST BY MERRILL LYNCH & CO. AND SMITH BARNEY INC. OR ONE OR MORE OTHER BROKERS OR DEALERS WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                      NOTICE OF EXCHANGE OFFER TO HOLDERS
                                       OF

                                     [LOGO]

            DEPOSITARY SHARES, EACH REPRESENTING A 1/10 INTEREST IN
              A SHARE OF SERIES V 7.25% PERPETUAL PREFERRED STOCK

    Fleet Capital Trust I, a Delaware statutory business trust (the "Trust"), is offering, upon the terms and subject to the conditions set forth in its Prospectus dated December 30, 1996 (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal" which, together with the Prospectus, constitute the "Offer"), to exchange its 8.00% Trust Originated Preferred Securities-SM- ("TOPrS-SM-") (the "Preferred Securities") for any and all of the Depositary Shares ("Depositary Shares") each representing a 1/10 interest in a share of Series V 7.25% Perpetual Preferred Stock (the "Preferred Stock") of Fleet Financial Group, Inc., a Rhode Island corporation ("Fleet"), not owned by Fleet. Exchanges will be made on the basis of one Preferred Security for each Depositary Share validly tendered and accepted for exchange in the Offer. In connection with the Offer, Fleet will deposit in the Trust as trust assets its 8.00% Junior Subordinated Debentures due 2027, as set forth in the Prospectus.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
      NEW YORK CITY TIME, ON THURSDAY, JANUARY 30, 1997, UNLESS THE OFFER IS
                                   EXTENDED.

    NONE OF FLEET, THE BOARD OF DIRECTORS OF FLEET, THE TRUSTEES OR THE TRUST MAKES ANY RECOMMENDATION TO HOLDERS OF DEPOSITARY SHARES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING IN THE OFFER. HOLDERS OF DEPOSITARY SHARES ARE URGED TO CONTACT THEIR FINANCIAL AND TAX ADVISORS IN MAKING THEIR DECISION ON WHAT ACTION TO TAKE IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

    Upon the terms and subject to the conditions of the Offer described in the Prospectus, the Trust will accept for exchange Depositary Shares validly tendered and not withdrawn prior to 12:00 midnight, New York City time, on Thursday, January 30, 1997, or if the Offer is extended by the Trust, in its sole discretion, the latest date and time to which the Offer has been extended (the "Expiration Date"). Tenders of Depositary Shares pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless accepted for exchange by the Trust, may be withdrawn at any time after 40 business days after the date of the Prospectus.

    Consummation of the Offer is conditioned on, among other things, tenders by a sufficient number of holders of Depositary Shares such that, as of the Expiration Date, there be at least 400 record or beneficial owners of at least 1,000,000 Preferred Securities to be issued in exchange for such Depositary Shares (the "Minimum Distribution Condition"), which condition may not be waived.

    The Trust expressly reserves the right, in its sole discretion, subject to applicable law, to (i) terminate the Offer, and not accept for exchange any Depositary Shares and promptly return all Depositary Shares upon the failure of any of the conditions specified above or in "The Offer--Conditions to the Offer" in the Prospectus, (ii) waive any condition to the Offer (other than the Minimum Distribution Condition) and

------------------------

-SM-"Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co.

accept all Depositary Shares previously tendered pursuant to the Offer, (iii) extend the Expiration Date of the Offer and retain all Depositary Shares tendered pursuant to the Offer until the Expiration Date, subject, however, to all withdrawal rights of holders, see "The Offer--Withdrawal of Tenders" in the Prospectus, (iv) amend the terms of the Offer, (v) modify the form of the consideration to be paid pursuant to the Offer or (vi) not accept for exchange Depositary Shares at any time on or prior to the Expiration Date, for any reason, including, without limitation, if fewer than 100,000 Depositary Shares would remain outstanding upon acceptance of those tendered (which condition may be waived by the Trust). Any amendment applicable to the Offer will apply to all Depositary Shares tendered pursuant to the Offer. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or the information concerning the Offer, other than a change in the percentage of securities sought or the price, depends upon the facts and circumstances, including the relative materiality of such terms or information. See "The Offer--Expiration Date; Extensions; Amendments; Termination" in the Prospectus.

    The purpose of the Offer is to refinance the Depositary Shares with the Preferred Securities to achieve certain tax efficiencies while preserving Fleet's flexibility with respect to future financings.

    The Prospectus and Letter of Transmittal contain important information which should be read before any action is taken by holders of Depositary Shares. Tenders may be made only by a properly completed and executed Letter of Transmittal and in conformance with the terms thereof and of the Prospectus. The information contained in the Prospectus, the Letter of Transmittal and the other offering documents is hereby incorporated in this notice by reference.

    Fleet will pay to Soliciting Dealers (as defined in the Prospectus) designated by the record or beneficial owner, as appropriate, of Depositary Shares a solicitation fee of $0.50 per Depositary Share ($0.25 per Depositary Share with respect to the solicitation of beneficial holders of 10,000 or more shares) validly tendered and accepted for exchange pursuant to the Offer, subject to certain conditions. Soliciting Dealers are not entitled to a solicitation fee for Depositary Shares beneficially owned by such Soliciting Dealer.

    The information required to be disclosed by paragraph (d)(1) of Rule 13e-4 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Prospectus and is incorporated herein by reference.

    The Prospectus and the related Letter of Transmittal are first being sent to holders of Depositary Shares on December 30, 1996, and are being furnished to brokers, dealers, banks and similar persons whose names, or names of whose nominees, appear on the lists of holders of the Depositary Shares or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Depositary Shares.

    Any questions or requests for assistance may be directed to the Information Agent and the Dealer Managers at the addresses and telephone numbers set forth below. Requests for copies of the Prospectus, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent, at (800) 223-2064, and copies will be forwarded promptly at Fleet's expense. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:
                        [GEORGESON & COMPANY INC. LOGO]

                               Wall Street Plaza
                            New York, New York 10005
                           (800) 223-2064 (Toll-Free)
                        Banks and Brokers Call Collect:
                                 (212) 440-9800

                     THE DEALER MANAGERS FOR THE OFFER ARE:

             MERRILL LYNCH & CO.                              SMITH BARNEY INC.
            World Financial Center                           388 Greenwich Street
          North Tower--Seventh Floor                       New York, New York 10013
           New York, New York 10281                       (800) 655-4811 (Toll-Free)
          (888) ML4-TNDR (Toll-Free)                         Attn: Paul S. Galant
          (888) 654-8637 (Toll-Free)
           Attn: Susan L. Weinberg

                                January 6, 1997